iSECUREtrac Secures $6 Million Financing

OMAHA, Neb., Dec. 13 -- iSECUREtrac(TM) Corp. (OTC Bulletin Board: ISEC - News), an industry leader in offender management, announced today that it has secured an additional $4.3 million unsecured loan from Consolidated Investment Services, Inc., an affiliate of the company's largest shareholder, and has extended the maturity date of an existing $1.7 million unsecured loan made earlier by the same lender. The terms of the loans call for the accrual of interest at 7% per annum to be paid, along with the principal, by July 1, 2008. The company may prepay the loans at any time before July 1, 2008 without penalty or premium. Loan proceeds will be used for continued development of iSECUREtrac's System 5000 GPS offender monitoring line of products, the build-out of its Outsourced Supervision Services capabilities, and general working capital.

"We are aggressively positioning the company as a leader in providing technologically superior offender monitoring systems and turn-key offender management services," notes Peter Michel, CEO of iSECUREtrac. "This financing allows us to continue the expansion of our product offerings to include a broader array of outsourced services which more fully leverages our industry expertise. When coupled with our offender monitoring systems, this expanded service portfolio enables us to better capitalize on additional recurring revenue opportunities with both existing and new customers."

Michel continued, "We are appreciative of the support shown to the company by its principal shareholder in providing this financing on terms we consider to be very favorable and see it as a validation of our business model. We are continuing to review various alternatives for financing most or all of the $6 million on a longer term basis that will properly balance the company's capital needs and the interests of our existing and loyal shareholder base. By obtaining these funds at this time and on these terms, the company and its Board of Directors have time to fully explore its options without impeding the development of our product and services."

About iSECUREtrac
iSECUREtrac Corp. is a technology and information services company providing advanced GPS tracking solutions for the remote tracking and monitoring of individuals, including real time data collection, secure remote reporting, and data warehousing. iSECUREtrac is currently focused in the area of Pretrial, Corrections, Probation and Parole, and Homeland Security for monitoring offenders in community release programs, such as sex offenders and other persons requiring community supervision. iSECUREtrac's GPS monitoring systems are designed to improve public safety, enhance the management of monitoring information, provide the fastest analysis and response, and reduce the financial cost of incarceration. Further information on iSECUREtrac Corp. can be found on the company's Web site at www.isecuretrac.com.

Safe Harbor
This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

Contact:
Liolios Group Inc.
Ron Both
949-574-3860
ron@liolios.com